Donohoe Advisory Associates LLC
Consulting and Advisory Services
Exhibit 10.1

9901 Belward Campus Drive, Suite 175      (240) 403-4180 Office
Rockville, MD 20850         www.donohoeadvisory.com

Sent via Electronic Mail (ldiamond@mitescoinc.com)

May 19, 2021

Mr. Chun-Hsien Tsai
Chairman and Chief Executive Officer
Ainos, Inc. (f/k/a Amarillo Biosciences, Inc.
8880 Rio San Diego Drive, Suite 800
San Diego, CA 92108

Re:
Exchange Listing Engagement

Dear Mr. Chun-Hsien:

The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of Donohoe Advisory Associates LLC (“Donohoe”) to provide assistance and advice (the “Services”) to Ainos, Inc. (the “Company”) in support of the Company’s efforts to obtain a listing on a national securities exchange (“Exchange”). This letter will constitute the entire Agreement and sets forth the scope, timing, retainer, and fee arrangements for the Services.

Scope and Timing of Services

The objective of the engagement is to have Donohoe assist the Company in connection with its efforts to obtain a listing on an Exchange. In connection with seeking such listing, Donohoe will advise the Company regarding the applicable Exchange listing rules, assist the Company in its interactions with the Exchanges upon which the Company seeks to list, and otherwise prepare and submit a listing application and related supporting materials to the Exchange(s). Donohoe will also serve as the primary point of contact with the Exchange staff.

Retainer, Fees and Billing

Upon execution of this Agreement, the Company shall pay to Donohoe a retainer fee of $15,000 (the “Retainer Fee”).1 The Retainer Fee will be applied to the Company’s monthly invoices until such time as the Retainer Fee is exhausted or the engagement under this Agreement ends. If the Retainer Fee is exhausted prior to the conclusion of the engagement under this Agreement, the parties shall mutually determine what, if any, additional retainer fee

1 Please make payment by wire to:

Wells Fargo Bank, N.A.
Routing/ABA: 121000248
Acct: 2000043307470
SWIFT Code: WFBIUS6S
CHIPS Participant: ABA 0407

Ainos, Inc. - Donohoe Advisory Engagement
May 19, 2021

is required. Conversely, if upon conclusion of the engagement any portion of the Retainer Fee remains, such remaining portion will be refunded to the Company by Donohoe.

If the Company is successful in listing on an Exchange, the Company will be obligated to pay a “success fee” to Donohoe of either $7,500 or that number of registered common shares equivalent to $7,500 divided by the closing price of the Company’s common stock on the last day of trading on the OTC market. The form of the success fee will be determined by the Company.

The billing rate for the Services provided by Donohoe and its principals will be $550.00 per hour. Donohoe will invoice bills and workflow to the Company on a monthly basis for each month during which Donohoe has provided the Services. Invoices are due upon receipt.

The Company may also be billed for reasonable out-of-pocket expenses such as travel, meals and accommodations incurred by Donohoe in carrying out the Services, although the Company will not be billed for telephone, postage or other incidentals in the provision of the Services by Donohoe. Upon request, reasonable documentation of expenses incurred by Donohoe will be provided. Payment for expenses may be deferred to the extent the Company disputes any part of an invoice. In any event, the parties shall seek to resolve such dispute promptly and in good faith.

In addition, in the event Donohoe or any of its employees or agents is asked or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or serve as a witness with respect to activities or knowledge related to this engagement, the Company will reimburse Donohoe for expenses and professional time at the rate of $550.00 per hour. Further, the Company will reimburse Donohoe for reasonable fees and expenses incurred in the retention of separate legal counsel in responding to such requests.

Confidentiality

Donohoe agrees that in connection with the Services to be provided it will have access to certain Confidential Information (as defined herein). As a result, Donohoe agrees to hold such Confidential Information in the strictest confidence and shall not disclose such Confidential Information without the prior consent of the Company.

For the purposes of this Agreement, Confidential Information shall be defined as information and other materials, regardless of the form of communication, that contain or otherwise reflect information concerning the Company that Donohoe may be provided in the course of providing the Services. Information shall not be deemed confidential if (i) it is in the public domain prior to the disclosure under this Agreement, (ii) it was previously known to Donohoe or independently received by Donohoe from a third party not under a similar obligation of confidentiality or nondisclosure, or (iii) it was developed independently by Donohoe and not considered to be Confidential Information.

Ainos, Inc. - Donohoe Advisory Engagement
May 19, 2021

Termination

This Agreement can be terminated, with or without cause, by either party upon ten days’ written notice to the other party. Upon receipt of a notice for termination, Donohoe will immediately cease providing Services unless such further services are agreed to in advance by the Company. Notwithstanding any such termination, Donohoe will continue, post-termination, to honor its obligations with respect to the confidentiality and non-disclosure of information obtained during the course of this engagement.

Other Matters

Donohoe will not be providing legal advice to the Company or its management in connection with this engagement, by signing below, the Company acknowledges that it has access to separate legal counsel.

In no event, regardless of the legal theory advanced, shall Donohoe be liable other than for its gross negligence or willful misconduct, and any such liability shall be limited to the amount actually paid to Donohoe under this Agreement. Under no circumstances shall Donohoe be liable for consequential, incidental, indirect, punitive, or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of such damages. If any portion of this Agreement is held to be void, invalid, or otherwise unenforceable, in whole or part, the remaining portions of this Agreement shall remain in effect.

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Ainos, Inc. - Donohoe Advisory Engagement
May 19, 2021

If these arrangements are acceptable, please indicate by signing a copy of this agreement and returning it to the above address.

           Sincerely,

/s/ David A. Donohoe

David A. Donohoe, Jr.
President
Donohoe Advisory Associates LLC

Date: 05.19.2021

Accepted By: _/s/ Chun-Hsien Tsai _____

Print Name/Title: Chief Executive Officer and Chief Financial Officer
On behalf of: Ainos, Inc.

Date: _05-19-2021_____